Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-98841, 333-133963, 333-160377, 333-175696, 333-187998, 333-188002, 333-203728, and 333-218080 on Form S-8 and Registration Statement No. 333-107674 on Form S-3 of our reports dated February 22, 2018, relating to the financial statements of Westwood Holdings Group, Inc., and the effectiveness of Westwood Holdings Group, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westwood Holdings Group, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche, LLP
Dallas, Texas
February 22, 2018